UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013

Westell Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60540
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2013, Thomas P. Minichiello was appointed as Senior Vice President and Chief Financial Officer of Westell Technologies, Inc. (the “Company”), effective July 17, 2013.

Mr. Minichiello, 54, has served as acting Chief Financial Officer of Tellabs, Inc. (NASDAQ: TLAB), a provider of telecommunications networking products and services, since May 2013. He has also served as Vice President of Finance and Chief Accounting Officer for Tellabs since 2007, and interim Chief Financial Officer from December 2011 through April 2012. From 2004 to 2007, Mr. Minichiello served as Tellabs' Vice President, Financial Operations. Previously thereto, he was Tellabs' Vice President of Finance for Global Sales and Service, Vice President of Finance for North America, and Director of Finance for global product divisions and North American sales and marketing functions. Mr. Minichiello is a Certified Public Accountant and earned a M.B.A. from DePaul University, a M.S. in Accounting from the University of Hartford and a B.A. in Economics from Villanova University.

Under the terms of an employment agreement (the “Employment Agreement”), Mr. Minichiello will receive an annual base salary of $300,000 per year.

Mr. Minichiello is eligible to receive an incentive bonus annual target of 60% of base salary ($180,000) based upon the achievement of performance goals developed for each year by the Company's Board and Compensation Committee. Any bonus earned as a result of the Company's fiscal 2014 performance will be pro-rated based on Mr. Minichiello's start date.

On the effective date of his service as Senior Vice President and Chief Financial Officer, Mr. Minichiello will receive the following equity grants pursuant to the Company's 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”):

Restricted Stock Units (RSUs) (#)	Options (#)	Performance Stock Units (PSUs) at Target (#)
250,000	90,000	40,000

The RSUs and stock options (of the Company's Class A Common Stock) will vest 25% per annum on the anniversary of the grant date, based upon continued employment. Upon vesting, the RSUs convert into shares of Class A Common Stock of the Company on a one-for-one basis.

The number of PSUs earned, if any, can range between 0% to 200% of the target amount reported in the table above, depending on actual Company performance for fiscal years 2014 through 2017 (the “Performance Period”). Following the close of each fiscal year in the Performance Period, the Compensation Committee will determine if any PSUs have been earned for that fiscal year on the “Certification Date,” which is the date the Company's audited financial statements for the previous fiscal year are accepted by the Audit Committee. Any PSUs earned vest in annual increments during the Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock of the Company on a one-for-one basis.

Under the terms of the Employment Agreement, if the Company terminates Mr. Minichiello's employment without cause or if Mr. Minichiello resigns for good reason, he will be entitled to receive as severance one year's base salary (150% of base salary following a change in control), one year target bonus (150% of the target bonus following a change in control), continued health benefits at employee rates for one year, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs.

Mr. Minichiello is subject to a non-competition covenant during the term of his employment and for an additional one year period if, following termination of his employment with the Company, he is entitled to receive severance or if the Company elects to pay him severance even if he would not otherwise be entitled to such payments. Mr. Minichiello is subject to a non-solicitation covenant with respect to the Company's employees for one year following termination of his employment whether or not he is entitled to severance pay. Mr. Minichiello's agreement also contains a customary confidentiality covenant.

Amy T. Forster will continue to serve as the Company's interim Chief Financial Officer until July 16, 2013. After such time, Ms. Forster will continue to serve as Vice President and Corporate Controller, as well as Principal Accounting Officer.

The foregoing summary of Mr. Minichiello's Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety. On June 28, 2013, the Company issued a press release announcing Mr. Minichiello's appointment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference in its entirety.

Item 9.01    Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.     Description
10.1         Employment Agreement for Thomas P. Minichiello
99.1        Press release dated June 28, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: June 28, 2013	By:	/s/ Amy T. Forster
Amy T. Forster
Interim Chief Financial Officer, VP and Corporate Controller

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement for Thomas P. Minichiello
99.1	Press release dated June 28, 2013.